Exhibit 10.84

PRIVATE & CONFIDENTIAL

Joseph Corbett

[Address]

Employment Offer Letter and Terms and Conditions of Employment

Full-Time, Salaried Executive Vice President

Dear Joe:

On behalf of BearingPoint, Inc., I am pleased to offer you the position of Chief Financial Officer and Executive Vice President in the Tysons Tower office effective January 14, 2005. Your annualized base salary will be $ 500,000, paid semi-monthly. You will also be eligible to participate in the Executive Vice President Compensation Plan and be eligible for future compensation adjustments subject to the guidelines of the company’s performance management programs.

In addition to the base salary, from your date of hire to May 31, 2005, you will receive additional pay of $300,000 paid ratably over the period in equal installments each pay date.

Your title will be Executive Vice President and Chief Financial Officer; however for payroll reasons, your level is listed as Executive Vice President.

In addition, you will be provided an initial grant of 200,000 options to purchase shares of BearingPoint, Inc. common stock under the BearingPoint, Inc. Long Term Incentive Plan. The price of these options will be set based on fair market value at the close of market on your first day of employment. Within thirty days after your first day of employment, you will receive a Stock Option Agreement that details the various aspects of your initial grant and other option issues, and requires your signature of acceptance and understanding.

You will be entitled to 25 annual personal days, accrued monthly based on hours worked, to use for vacation, illness, or other personal absences. These personal days are in addition to eight company-designated holidays. As a full-time employee, you will also be eligible to participate in our Personal Benefits Program.

Any controversy or claim arising out of, or relating to your employment with BearingPoint, Inc., or the termination of such employment (including any claim of discrimination), based on Federal or state law, shall be settled by binding arbitration to be held in Fairfax County, Virginia USA, in accordance with the American Arbitration Association’s Rules for the Resolution of Employment Disputes. Solely and expressly excluded from the arbitration process shall be claims by BearingPoint, Inc. for injunctive relief for use or unauthorized disclosure of proprietary/confidential information, unfair competition or other claim of breach by you of the terms of your employment with BearingPoint, Inc.

There are a number of important items we wish to cover in this letter. Please read the following and call us with any questions you may have.

•	Contributory benefits such as (medical, dental, supplemental life insurance, long-term disability and optional accidental death and dismemberment) are effective the first day of the calendar month following the hire date, unless someone is hired on the first day of the month, in which case they will be effective immediately. All other Non-contributory benefits (business travel accident insurance, short-term disability and personal days) are effective upon the hire date.

•	As a Managing Director and senior executive of the Company, you are eligible to participate in additional firm provided benefits to include, but not limited to, the Deferred Compensation Plan, Group Variable Universal Life, and Spouse and Dependant Life Insurance.

•	Please read this Offer of Employment and the accompanying Managing Director Agreement and attached Policy Documents, and Special Termination Agreement carefully. Signing each of these documents is a condition of employment. As noted therein, employment with BearingPoint, Inc. is not for a specific term and may be terminated by you or by the company at any time, for any or no reason, with or without cause.

•	In compliance with the Immigration Reform and Control Act, federal law requires employers to verify work authorization upon hire. Shortly before your start date you will receive information that describes these requirements and the documents you need to bring on your first day.

In compliance with the Fair Credit Reporting Act, employment with BearingPoint, Inc. is contingent upon satisfactory completion of the company’s employment screening process. This may include a public source background inquiry and receipt of satisfactory information regarding your employment history. During the interview process, you signed a Disclosure and Authorization for Release of Information form authorizing BearingPoint, Inc. to compile a background report. This background verification process has been concluded with no material adverse findings, and the associated contingency is satisfied. If BearingPoint, Inc. subsequently finds that you have made any misrepresentations, however, BearingPoint, Inc may withdraw any offer of employment or terminate your employment without obligation on the part of BearingPoint, Inc., except payment to you for any services rendered. The items in this letter, the addendum, the Special Termination Agreement, and the Managing Director Agreement, all executed contemporaneously with this Offer Letter, and the items referred to hereinabove, represent BearingPoint, Inc.’s entire offer of employment to you. Any contrary representations that may have been made to you at any time are superseded by this offer. By signing below, you accept this offer of employment in accordance with the terms and conditions of employment specified in this letter. The laws of the Commonwealth of Virginia shall govern this Agreement. This offer of employment will remain in effect through January 14, 2005.

The parties have expressly agreed between themselves to use electronic signatures as a procedural mechanism to execute agreements between themselves. Both parties agree that electronic signatures properly verified by reference to their public key shall be recognized as valid. For the avoidance of doubt, it is agreed between the parties that the information and contract shall not be denied legal effect, validity or enforceability solely on the grounds that electronic signatures have been used.

Joe, we are excited about having you join us. To inform us of your decision, please complete the online acceptance process and electronically sign your employment documents.

Should you have any questions, contact Sean Huurman, your recruiting representative, at 972-373-7440.

Very truly yours,

/s/ Roderick McGeary
Roderick McGeary Chief Executive Officer

/s/ Joseph Corbett
Joseph Corbett (Signed: 1/15/2005 11:39:05 PM EST (GMT-05:00)) Signature Information